Exhibit 2.1.1

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of this 13th day of January, 2004, by and among RADIANT SYSTEMS, INC., a Georgia corporation (“Purchaser”), IBERTECH, INC., a Texas corporation (“Ibertech”), IBERTECH CAPITAL, INC., a Delaware corporation (“Ibertech Capital”), IBERTECH INTERNATIONAL, a Cayman Islands exempted company (“Ibertech International”), ALOHA SYSTEMS, EUROPE GMBH, a German corporation (“Aloha Europe”), ALOHA POS SERVICES ASIA PACIFIC SDN. BHD., a Malaysian corporation (“Aloha POS”), ALOHA TECHNOLOGIES, LTD., a Texas limited partnership (“Aloha Technologies”), and MANNY NEGREIRO, BRIAN COOK and JIM HEFFEL (collectively, the “Shareholders”) and RADS HOSPITALITY, LTD., a Texas limited partnership (“RADS Hospitality”). Ibertech, Ibertech Capital, Ibertech International, Aloha Europe, Aloha POS, and Aloha Technologies are hereinafter sometimes referred to collectively as the “Sellers” and each individually as a “Seller.”

WHEREAS, Purchaser, the Sellers and the Shareholders have entered into that certain Asset Purchase Agreement dated as of December 15, 2003 (the “Agreement”), with respect to the purchase and sale of certain Assets of the Sellers relating to the Business; and

WHEREAS, the parties wish to provide for RADS Hospitality to receive and assume the Assets owned by Aloha Technologies and the Assumed Liabilities that are Liabilities of Aloha Technologies, upon the purchase of such Assets by Radiant at the Closing; and

WHEREAS, Purchaser, the Sellers and the Shareholders desire to make certain other amendments to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed to such terms in the Agreement (as amended hereby).

2. Aloha Assets and Aloha Assumed Liabilities. Purchaser hereby assigns to RADS Hospitality Purchaser’s right to receive the Assets owned by Aloha Technologies (the “Aloha Assets”) upon Purchaser’s purchase thereof at the Closing, and delegates to RADS Hospitality Purchaser’s obligation to assume the Assumed Liabilities which are liabilities of Aloha Technologies (the “Aloha Assumed Liabilities”). RADS Hospitality hereby agrees to be bound, from and after the Closing, by all of the terms, conditions and provisions contained in the Agreement with respect to the Aloha Assets and the Aloha Assumed Liabilities. Each of the Sellers and the Shareholders hereby acknowledges the foregoing assignment of rights and delegation of duties to RADS Hospitality and agrees to consummate the Contemplated Transactions in a manner consistent therewith. The parties further acknowledge that nothing herein shall be deemed to relieve Radiant of any obligation with respect to the Aloha Assumed Liabilities.

3. Representations and Warranties of RADS Hospitality. RADS Hospitality hereby represents and warrants to the Sellers as follows:

(a) Organization of RADS Hospitality. RADS Hospitality is a Texas limited partnership organized, validly existing and in good standing under the laws of the State of Texas. RADS Hospitality has full partnership power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. RADS Hospitality is qualified, licensed or admitted to do business and is in good standing in each jurisdiction where the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where such failures to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(b) Authority; Execution. RADS Hospitality has partnership power and authority to execute and deliver this Amendment, the Guaranty (as defined below), the RADS Security Agreement (as defined below) and the other agreements to which it is a party (the “RADS Agreements”), to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions hereby and thereby. The execution and delivery by RADS Hospitality of this Amendment and the RADS Agreements, and the performance by RADS Hospitality of its obligations hereunder and thereunder, have been duly and validly authorized by the general partner of RADS Hospitality, no other partnership action on the part of RADS Hospitality being necessary. This Amendment has been duly and validly executed and delivered by RADS Hospitality and, assuming the due authorization, execution and delivery of this Amendment by the Purchaser, the Sellers and the Shareholders, constitutes a legal, valid and binding obligation of RADS Hospitality enforceable against RADS Hospitality in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity. Upon the execution and delivery by RADS Hospitality of the RADS Agreements, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such RADS Agreements will constitute legal, valid and binding obligations of RADS Hospitality, enforceable against RADS Hospitality in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity.

(c) No Conflicts. The execution and delivery by RADS Hospitality of this Amendment do not, and the execution and delivery by RADS Hospitality of the RADS Agreements, the performance by RADS Hospitality of its obligations under this Amendment and such RADS Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of limited partnership or limited partnership agreement of RADS Hospitality;

(ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to RADS Hospitality or any of its assets and properties, except for such conflicts, violations, breaches or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect; or

(iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require RADS Hospitality to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Lien upon any of its assets or properties under, any Contract or License to which RADS Hospitality is a party or by which any of its assets and properties is bound, except for such conflicts, violations, breaches or defaults which will not (either in any individual case or in the aggregate) have a Material Adverse Effect.

(d) Government Contractor. RADS Hospitality has not received any notice that it is prohibited from entering into contracts or otherwise conducting business with any Governmental or Regulatory Authority.

4. Closing Date. The definition of “Closing Date” in Section 10.01(a) of the Agreement is hereby deleted in its entirety and the following definition of “Closing Date” is hereby inserted in lieu thereof:

“ “Closing Date” means the actual date on which the Closing occurs, which shall be January 13, 2004 or such other date as may be agreed between Purchaser and the Sellers’ Agent.”

5. Purchase Price Adjustments.

(a) Section 1.03(b) of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(b) Purchase Price Adjustments.

(i) The principal amount of the First Note shall be determined on the Closing Date based on the Interim Statement of Net Assets prepared pursuant to subsection (b)(ii) below and shall be adjusted following the Closing based on the Final Statement of Net Assets prepared pursuant to subsection (b)(iii)-(v) below. In each case, the principal amount of the First Note shall be determined as follows:

(A) If the Net Assets of the Sellers reflected on the Interim Statement of Net Assets or the Final Statement of Net Assets, as the case may be, is less than $2,000,000, the amount of the Purchase Price payable by the First Note shall be decreased (from the original $17,000,000) by the amount of such deficiency.

(B) If the Net Assets of the Sellers reflected on the Interim Statement of Net Assets or the Final Statement of Net Assets, as the case may be, is greater than $2,000,000, the amount of the Purchase Price payable by the First Note shall be increased (from the original $17,000,000) by the amount of such excess.

(C) As used in this Agreement, the term “Net Assets” means the difference between (x) the net book value of the Assets (but not the Excluded Assets) as reflected on the consolidated balance sheet of the Sellers as of the date of determination, and (y) the aggregate amount of the Assumed Liabilities (but not the Retained Liabilities) accrued on the consolidated balance sheet of the Sellers as of the date of determination; provided that the following rules and adjustments shall apply:

        (I) The total amount of unamortized capitalized software costs included in Net Assets shall be $2,801,047, regardless of the date of determination or the actual amount of such unamortized capitalized software costs;

        (II) Revenue recognized by the Sellers on or prior to September 26, 2003 shall be included in Net Assets without adjustment and will not be included in deferred revenue liabilities, except to the extent any such revenue was recognized as a result of mathematical error, and the 2003 Recognition Adjustments (as defined below) as agreed to between the parties or finally determined by the Independent Accountant shall be subject to indemnification in accordance with the guidelines and limitations set forth in Section 4.20 but shall not be included in the preparation of the Final Statement of Net Assets;

        (III) Any adjustments made to revenue recognized by the Sellers after September 26, 2003, shall be included in the preparation of the Final Statement of Net Assets but shall be made in accordance with the guidelines and limitations set forth in Section 4.20, but such guidelines and limitations shall not apply to the extent that Sellers’ Revenue Recognition practices after September 26, 2003, differed from their historical practices; and

        (IV) Net Assets will include an amount for the aggregate Accounts Receivable of the Sellers transferred to Purchaser without a reserve for uncollectible accounts (the “Total Receivable Amount”).

(ii) Prior to the Closing, the Sellers’ Agent shall prepare a consolidated balance sheet of the Sellers as of November 21, 2003 (the “Interim Balance Sheet”). The Interim Balance Sheet shall be prepared from the books and records of the Sellers, and, in all material respects, in accordance with GAAP and the past practices of Sellers (to the extent consistent with GAAP), excluding normal year-end adjustments. Based on the Interim Balance Sheet, Sellers’ Agent shall prepare a statement of Net Assets as of November 21, 2003 (the “Interim Statement of Net Assets”). Purchaser (and its certified public accountant) shall have the right to participate in the preparation of the Interim Balance Sheet and the Interim Statement of Net Assets and to review fully all work papers relating thereto in order to confirm that the Interim Balance Sheet and the Interim Statement of Net Assets have been prepared in accordance with this subsection (b)(ii).

(iii) As soon as practicable following the Closing, Purchaser shall prepare a consolidated balance sheet of the Sellers as of December 31, 2003 (the “Final Balance Sheet”). The Final Balance Sheet shall be prepared from the books and records of the Sellers in accordance with GAAP and the past practices of Sellers (to the extent consistent with GAAP), including normal year-end adjustments. Based on the Final Balance Sheet, the Purchaser shall prepare a statement of Net Assets as of December 31, 2003 (the “Final Statement of Net Assets”). In connection with the preparation of the Final Statement of Net Assets, the Purchaser shall also prepare (A) a statement (the “Closing Statement of Balance Sheet Assumed Liabilities”) setting forth all Assumed Liabilities included in the Final Statement of Net Assets (other than those discharged by the Sellers prior to the Closing) and all Liabilities incurred by the Sellers in the ordinary course of business consistent with past practice, after December 31, 2003, but prior to the Closing, which Liabilities are of a type included in the Assumed Liabilities reflected on the Final Statement of Net Assets, and (B) the Cash Reconciliation (as defined in subsection (b)(vii) below). Upon completion thereof, the Purchaser shall deliver to the Sellers’ Agent the Final Balance Sheet, the Final Statement of Net Assets, the Closing Statement of Balance Sheet Assumed Liabilities and the Cash Reconciliation, together with all work papers relating thereto, and Purchaser’s final proposed adjustments to Sellers’ revenue recognition accounting for the period ending September 26, 2003 (the “2003 Recognition Adjustments”). If, within fifteen (15) days following such delivery, Sellers’ Agent fails to deliver to Purchaser a notice stating in reasonable detail any objections the Sellers’ Agent may have with respect to the Final Balance Sheet, the Final Statement of Net Assets, the Closing Statement of Balance Sheet Assumed Liabilities, the Cash Reconciliation and the 2003 Recognition Adjustments (the “Dispute Notice”), Sellers’ Agent shall be deemed to have accepted the Final Balance Sheet, the Final Statement of Net Assets, the Closing Statement of Balance Sheet Assumed Liabilities, the Cash Reconciliation and the 2003 Recognition Adjustments as delivered by Purchaser.

(iv) If there is a dispute regarding the Final Balance Sheet, the Final Statement of Net Assets, the Closing Statement of Balance Sheet Assumed Liabilities, the Cash Reconciliation or the 2003 Recognition Adjustments, the Sellers’ Agent and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following Purchaser’s receipt of the Dispute Notice, such dispute remains unresolved, Purchaser and the Sellers’ Agent will jointly engage a nationally-recognized accounting firm mutually satisfactory to the Purchaser and the Sellers’ Agent or, if they cannot agree, an independent accounting firm of 200 or more accountants chosen by lot (with each of Purchaser and the Sellers’ Agent having the right to select two of such firms (which cannot be the auditor for either Purchaser or any Seller) and to strike one such firm chosen by the other party) (the “Independent Accountant”) to resolve such dispute in accordance with this Agreement, and the decision of such firm shall be final and binding on the parties hereto. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be shared equally by Purchaser and the Sellers’ Agent.

(v) From and after the Closing, the Business Unit will undertake collection efforts for the Accounts Receivable reflected on the Final Statement of Net Assets. On or before January 15, 2005 Purchaser will provide Sellers’ Agent with a notice (the “Purchaser’s Notice”) stating the actual amount collected in respect of such Accounts Receivables from January 1, 2004 to December 31, 2004 (the “Total Collection Amount”). Purchaser shall permit Sellers’ Agent to inspect such supporting documentation as Sellers’ Agent reasonably requests to evidence the collection of the Accounts Receivable. If the Total Collection Amount is less than the Total Receivable Amount (as stated on the Final Statement of Net Assets), then the principal amount of the First Note will be decreased by the amount of such deficiency. The amount of the deficiency shall be reduced by the amount of any deferred revenue reflected on the Final Statement of Net Assets and which is attributable to any amounts in respect of Accounts Receivable that are not collected, provided that Purchaser has not performed any obligations with respect to such item of deferred revenue. If Sellers’ Agent disputes the Total Collection Amount, Sellers’ Agent shall give Purchaser written notice of such dispute within fifteen (15) days following receipt of the Purchaser’s Notice. Thereafter, the Sellers’ Agent and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following Sellers’ Agent receipt of the Purchaser’s Notice, such adjustment still remains disputed, Purchaser and the Seller will jointly engage a nationally-recognized accounting firm mutually satisfactory to the Purchaser and the Sellers’ Agent or, if they cannot agree, an independent accounting firm of 200 or more accountants chosen by lot (with each of Purchaser and the Sellers’ Agent having the right to select two of such firms (which cannot be the auditor for either Purchaser or any Seller) and to strike one such firm chosen by the other party) (the “Independent Auditor”) to resolve such dispute regarding such adjustment in accordance with this Agreement, and the decision of such firm shall be final and binding on the parties hereto. All fees and expenses of the Independent Auditor incurred in connection with such resolution shall be shared equally by Purchaser and the Sellers’ Agent.

(vi) Any post-Closing adjustment to the First Note resulting from the Final Statement of Net Assets or the provisions of subsection (b)(v) above shall be made within three (3) Business Days after the earlier of the agreement of the parties on the amount of such adjustment or the date on which a written notice of any resolution of such amount has been given by the Independent Accountant or the Independent Auditor, as the case may be, to the parties hereunder, but in any case such adjustment shall be deemed to have occurred as of the Closing Date. Within such three-Business Day period, the Sellers shall cause the First Note to be submitted to Purchaser for cancellation. Upon Purchaser’s receipt of the First Note properly endorsed for cancellation, Purchaser shall issue a replacement promissory note in substantially the same form as the original First Note, but modified to reflect any changes in the principal amount or the payment terms of the First Note resulting from such adjustment, and thereafter all references herein to the “First Note” shall be deemed to refer to such replacement note.

(vii) As used herein, the term “Cash Reconciliation” shall mean a statement reflecting the difference obtained by subtracting (A) the amount of cash and cash equivalents (including commercial paper, certificates of deposit, treasury bills and other cash equivalents and marketable securities) stated on the Final Balance Sheet from (B) an amount equal to the aggregate balance of cash and cash equivalents held by the Sellers on the Closing Date, increased by (I) the aggregate fair market value of any cash or Assets distributed by the Sellers to the Shareholders after December 31, 2003, (II) the aggregate amount of payments made by the Sellers after December 31, 2003 to discharge a Liability that would have been a Retained Liability if the Closing had occurred on January 1, 2004, (III) the aggregate amount of payments made by the Sellers after December 31, 2003 in respect of an Excluded Asset, and (IV) the aggregate amount of payments made by the Sellers after December 31, 2003 in violation of this Agreement, and decreased by (I) the aggregate amount of payments made by the Sellers after December 31, 2003 to discharge a Liability that would have been an Assumed Liability if the Closing had occurred on January 1, 2004, (II) the aggregate amount of payments made by the Sellers after December 31, 2003 to discharge Liabilities incurred after December 31, 2003 in the ordinary course of business that are of a type included in the Assumed Liabilities reflected on the Final Statement of Net Assets, and (III) the aggregate amount of payments made by the Sellers in the ordinary course of business after December 31, 2003 to acquire additional Assets that are transferred to Purchaser at the Closing, but are not included in the Final Statement of Net Assets.

(viii) If the Cash Reconciliation reflects a positive amount, then the Sellers shall, as a joint and several obligation, pay to Purchaser an amount equal to such positive amount. If the Cash Reconciliation reflects a negative amount, then the Purchaser shall pay to the Sellers’ Agent an amount equal to the absolute value of such negative amount. Any payment required to be made pursuant to this subsection (b)(viii) shall be made within three (3) business days following the date on which the Purchaser and the Sellers’ Agent agree on the Cash Reconciliation or the date on which the Independent Accountant finally resolves all disputes regarding the Cash Reconciliation, whichever occurs first. No payment made pursuant to this subsection (b)(viii) shall deemed to increase or decrease the amount of the Cash Portion for purposes of determining any limitation of any party’s indemnity obligations pursuant to Article IX of this Agreement.”

(b) The first sentence of Section 4.20 of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof: “Prior to Closing, the parties shall cooperate and use commercially reasonable efforts to enable Purchaser to timely review and audit the Sellers’ revenue recognition accounting for the period ending September 26, 2003 and the period beginning on September 27, 2003, and ending on December 31, 2003 (the “Stub Period”).”

(c) Purchaser agrees that the guidelines and limitations set forth in Section 4.20 of the Agreement shall apply whether the proposed revenue recognition adjustments for the period ending September 26, 2003, and the Stub Period are made by Purchaser or by Sellers’ auditors.

6. Assumed Liabilities.

(a) Section 1.02(a)(iii) of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(iii) Obligations under Business Contracts. All obligations and amounts owed by any Seller under (A) those Business Contracts that are listed in Section 2.18(a)(iii) (other than shareholder agreements, partnership agreements or similar Contracts), (iv), (ix) and (x) of the Disclosure Schedule (as updated at Closing) and that are listed in each place where required to be listed, (B) any Business Contract that is not required to be listed in Section 2.18(a) of the Disclosure Schedule if such Business Contract was entered into in the ordinary course of business consistent with past practice and is properly reflected on the Closing Statement of Balance Sheet Assumed Liabilities as a Liability (to the extent required to be reflected thereon by GAAP, consistently applied with the past practices of the Sellers), other than such obligations and amounts owed that arise from or relate to any breach of any Business Contract by any Seller, whether occurring as a result of the Contemplated Transactions or otherwise; or (C) the payment obligations of Ibertech International under Section 2.1(b) of that certain Asset Purchase Agreement by and between Ibertech International and FABCO Systems, Inc. (the “FABCO Earn-Out Obligations”);”

(b) Section 1.02(a)(v) of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(v) Accounts Payable. All trade and other accounts payable of any Seller related to the Business incurred in the ordinary course of business consistent with past practice that is either (A) identified in Section 1.02(a)(v) of the Disclosure Schedule (as updated by the Sellers as of a date (the “Cut-Off Date”) no earlier than two (2) Business Days prior the Closing to reflect such obligations incurred in the ordinary course of business between the date hereof and the Cut-Off Date), or (B) (I) incurred on or after the Cut-Off Date, (II) reflected in the Closing Statement of Balance Sheet Assumed Liabilities and (III) described in the supporting detail to the Closing Statement of Balance Sheet Assumed Liabilities by reference to the obligee, the nature of the liability (including the Business Contract, if applicable, to which it relates) and the amount owed;”

(c) Section 1.02(a)(vi) of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(vi) Certain Taxes. Amounts owed by any Seller for the following Taxes (exclusive of any penalties, interest or protest costs relating to any delinquency or deficiency in payment existing as of the Closing Date), but only to the extent reflected in the Closing Statement of Balance Sheet Assumed Liabilities and described in the supporting detail to the Closing Statement of Balance Sheet Assumed Liabilities by reference to the taxing authority, the nature of the Tax and the amount owed: (a) personal property taxes, (b) real property taxes, (c) payroll and withholding taxes, (d) sales and use taxes, and (e) franchise taxes.”

(d) Section 1.02(a)(vii) of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(vii) Other Liabilities. Each of the liabilities of the Sellers related to the operation of the Business arising in the ordinary course of business consistent with past practice and identified either in Section 1.02(a)(vii) of the Disclosure Schedule (as updated by the Sellers prior to Closing to reflect such obligations incurred between the date hereof and the Closing Date to the extent Known by the Sellers as of the Closing Date) or the supporting detail to the Closing Statement of Balance Sheet Assumed Liabilities (to the extent not Known by the Sellers as of the Closing Date), in either case by reference to the obligee, the nature of the liability (including the Business Contract, if applicable, to which it relates) and the amount owed, but in the case of each such liability, limited to the amount set forth with respect to such liability in Section 1.02(a)(vii) of the Disclosure Schedule or such supporting detail, as the case may be.”

7. Treatment of Payroll and Employment Taxes. Notwithstanding any provision of the Agreement to the contrary, the Assumed Liabilities shall not include any Liability of the Sellers with respect to any accrued salary or wages or any payroll, employment or withholding taxes, workers’ compensation expense and New York disability expense relating to periods prior to the Closing Date, which Liabilities shall be Retained Liabilities (except for the limited purposes stated below). All such Liabilities that remain unpaid as of the Closing shall be paid by the Sellers promptly following the Closing. At such time as the Sellers provide to Purchaser a certificate stating that all such Liabilities have been paid and detailing the amount of each such Liability paid by each Seller, Purchaser shall reimburse the Sellers for the total amount of such Liabilities paid by the Sellers. Each Seller hereby directs that such reimbursement be paid to Sellers’ Agent. On the Final Statement of Net Assets prepared by Purchaser pursuant to Section 1.03(b) of the Agreement, the total amount of such reimbursement related to Liabilities incurred by the Sellers on or prior to December 31, 2003 shall be treated as an Assumed Liability reducing Net Assets as of such date. All payments made by the Sellers with respect to Liabilities incurred by the Sellers after December 31, 2003, which payments are reimbursed by Purchaser pursuant to this Section 6, shall be ignored for purposes of preparing the Cash Reconciliation. On the Interim Statement of Net Assets, the total amount of the Sellers’ Liabilities for accrued but unpaid salary and wages and accrued but unpaid payroll, employment or withholding taxes as of November 21, 2003, shall be treated as an Assumed Liability reducing Net Assets as of such date.

8. Deliveries of Purchaser. Section 6.08 of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“6.08 Deliveries. (a) Purchaser shall have delivered to the Sellers the following:

(i) the Cash Portion of the Purchase Price;

(ii) the First Note duly executed;

(iii) the Second Note duly executed;

(iv) certificates representing the Restricted Shares duly executed;

(v) the Assumption Agreement; and

(vi) the other Assumption Instruments.

(b) RADS Hospitality shall have delivered to the Sellers the following:

(i) a Guaranty Agreement, dated as of the Closing Date, made by RADS Hospitality for the benefit Sellers’ Agent, in form and substance reasonably satisfactory to Sellers’ Agent (the “Guaranty”);

(ii) the Security Agreement, dated as of the Closing Date, between RADS Hospitality and Sellers’ Agent, in form and substance reasonably satisfactory to Sellers’ Agent (the “RADS Security Agreement”); and

(iii) a certificate, dated the Closing Date and executed by the General Partner of RADS Hospitality, in form and substance reasonably satisfactory to Sellers’ Agent.”

9. Employment Matters; Benefit Plans. For purposes of Section 4.09 of the Agreement, it is acknowledged and agreed that the term “Purchaser” specifically includes Purchaser and any subsidiary of Purchaser that is purchasing any of the Assets pursuant the Agreement (including without limitation RADS Hospitality).

10. Payment of Certain Indemnity Obligations in Cash. The Sellers and the Shareholders hereby acknowledge and agree that Section 9.02(d) of the Agreement shall not apply to any indemnity obligation of the Sellers or the Shareholders contained in the Agreement that explicitly provides for payment to be made in cash.

11. Other Amendments. The parties hereto acknowledge and agree that, except as expressly set forth in this Amendment, no other provision of the Agreement shall be affected by this Amendment, and each of the terms and conditions of the Agreement shall remain in full force and effect.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

RADIANT SYSTEMS, INC.

By:	/s/ Mark Haidet

Mark Haidet, Chief Financial Officer

IBERTECH, INC.

By:	/s/ Manny Negreiro

Manny Negreiro, President

IBERTECH CAPITAL, INC.

By:	/s/ Manny Negreiro

Manny Negreiro, President

IBERTECH INTERNATIONAL

By:	/s/ Manny Negreiro

Manny Negreiro, President

ALOHA SYSTEMS, EUROPE GMBH

By:	/s/ Manny Negreiro

Manny Negreiro, Managing Director

ALOHA POS SERVICES ASIA PACIFIC SDN. BHD.

By:	/s/ Manny Negreiro

Manny Negreiro, Director

ALOHA TECHNOLOGIES, LTD.

By:	/s/ Manny Negreiro

Manny Negreiro, President and President of Ibertech, Inc., its General Partner

SHAREHOLDERS:

/s/ Manny Negreiro

Manny Negreiro

/s/ Brian Cook

Brian Cook

/s/ Jim Heffel

Jim Heffel

RADS HOSPITALITY, LTD.

By:	RADIANT SYSTEMS, INC.

By:	/s/ Mark Haidet

Mark Haidet, Chief Financial Officer